Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 13, 2013, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated October 23, 2012 (Merger Agreement), by and among PolyOne Corporation (PolyOne), 2012 RedHawk, Inc., 2012 RedHawk, LLC (n/k/a PolyOne Designed Structures and Solutions LLC) and Spartech Corporation (Spartech), PolyOne acquired Spartech. At the effective time of the merger, each issued and outstanding share of Spartech common stock was canceled and converted into the right to receive consideration equal to $2.67 in cash and 0.3167 shares of PolyOne common stock. PolyOne paid $83.9 million in cash and issued approximately 10.0 million shares of its common stock, for an aggregate value to Spartech’s equity holders of $335.7 million. See Note 2 of these unaudited pro forma condensed combined financial statements for additional information on the purchase consideration.

The unaudited pro forma condensed combined financial statements give effect to PolyOne’s acquisition of Spartech and the effects of the issuance of PolyOne’s 5.25% senior notes due 2023 (Senior Notes) as a portion of the net proceeds were used to pay a portion of the cash consideration of the acquisition of Spartech. The unaudited pro forma condensed combined balance sheet gives effect to the Spartech acquisition as if it had occurred on December 31, 2012 and combines PolyOne’s December 31, 2012 condensed consolidated balance sheet with Spartech’s November 3, 2012 condensed consolidated balance sheet. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 gives effect to the Spartech acquisition as if the acquisition occurred on January 1, 2012.

The unaudited pro forma condensed combined financial statements referred to above should be read in conjunction with the historical financial statements, including the notes thereto, of PolyOne (included in PolyOne’s annual report on Form 10-K for the year ended December 31, 2012) and of Spartech (included in Spartech’s Annual Report on Form 10-K for the year ended November 3, 2012).

The historical consolidated financial statements of PolyOne and Spartech have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events and adjustments that are (1) directly attributable to the Spartech acquisition, including the portion of the issuance of our Senior Notes related to the acquisition, (2) factually supportable, (3) with respect to the unaudited condensed combined pro forma statement of operations, expected to have a continuing impact on the combined results and (4) with respect to Spartech’s historical statements of operations, excludes the impact of discontinued operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

PolyOne Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2012

(in millions)	PolyOne	Spartech	Pro Forma Adjustments Note 4		Combined

Assets
Cash and cash equivalents	$210.0	$1.1	$7.3	(a)	$218.4
Accounts receivable, net	322.6	150.6	(0.3	) (i)	472.9
Inventories, net	252.6	105.1	7.3	(b)	365.0
Other current assets	81.7	27.4	1.9	(c)	111.0

Total current assets	866.9	284.2	16.2		1,167.3

Property, net	407.5	197.4	99.2	(d)	704.1
Goodwill	405.5	47.5	71.8	(e)	524.8
Intangible assets, net	340.0	11.2	34.0	(f)	385.2
Other non-current assets	108.1	4.3	2.8	(c)	115.2

Total assets	$2,128.0	$544.6	$224.0		$2,896.6

Liabilities and Shareholders’ Equity
Short-term debt, including current portion of long-term debt	$3.8	$22.6	$(22.1	) (c)	$4.3
Accounts payable	311.4	141.9	(3.5	) (i)	449.8
Accrued expenses	144.6	39.2	(6.3	) (c)	177.5

Total current liabilities	459.8	203.7	(31.9)		631.6

Long-term debt	703.1	112.3	148.8	(c)	964.2
Post-retirement benefits other than pensions	17.0	—	—		17.0
Pension benefits	182.8	—	—		182.8
Other non-current liabilities	133.9	48.6	53.4	(g)	235.9

Total noncurrent liabilities	1,036.8	160.9	202.2		1,399.9

Total shareholders’ equity related to controlling interests	629.1	180.0	53.7	(h)	862.8
Noncontrolling interests	2.3	—	—		2.3

Total shareholders’ equity	631.4	180.0	53.7		865.1

Total liabilities and shareholders’ equity	$2,128.0	$544.6	$224.0		$2,896.6

See accompanying notes to unaudited pro forma condensed combined financial statements.

PolyOne Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve Months Ended December 31, 2012

(in millions, except per share data)	PolyOne	Spartech	Pro Forma Adjustments Note 4		Combined

Sales	$2,992.6	$1,149.4	$(3.3	) (j)	$4,138.7
Cost of sales	2,428.3	1,038.0	(3.3	) (j)	3,463.0
			0.3	(k)	0.3

Gross margin	564.3	111.4	(0.3)		675.4
Selling and administrative expense	420.6	95.8	(4.9	) (l)	511.5
Income related to previously owned equity affiliates	23.4	—	—		23.4

Operating income	167.1	15.6	4.6		187.3
Interest expense, net	(50.8)	(11.9)	(0.4	) (m)	(63.1)
Other expense, net	(3.3)	—	—		(3.3)

Income from continuing operations, before income taxes	113.0	3.7	4.2		120.9
Income tax expense	(41.2)	(1.0)	(1.6	) (n)	(43.8)

Income from continuing operations	71.8	2.7	2.6		77.1
Net loss for noncontrolling interests	0.1	—	—		0.1

Net income from continuing operations attributable to PolyOne shareholders	$71.9	$2.7	$2.6		$77.2

Net income from continuing operations per common share:
Basic	$0.81	$0.09			$0.78
Diluted	$0.80	$0.09			$0.78

Weighted-average common shares outstanding:
Basic	89.1	30.8	(21.0	) (o)	98.9
Diluted	89.8	30.9	(21.1	) (o)	99.6

See accompanying notes to unaudited pro forma condensed combined financial statements.

PolyOne Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial information of PolyOne and Spartech, combined and adjusted to give effect to the PolyOne acquisition of Spartech pursuant to the merger and the issuance of the Senior Notes, the portion of the net proceeds of which were used to pay a portion of the cash consideration of the acquisition of Spartech, as well as the repayment of certain Spartech debt.

The unaudited pro forma condensed combined balance sheet assumes that the acquisition, including the repayment of Spartech’s existing senior notes due 2016 and borrowings under its credit facility and the issuance of PolyOne’s Senior Notes took place on December 31, 2012, and combines PolyOne’s December 31, 2012 consolidated balance sheet with Spartech’s November 3, 2012 consolidated balance sheet.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 assumes that the acquisition, including the repayment of Spartech’s existing senior notes due 2016 and credit facility and the issuance of PolyOne’s Senior Notes, occurred on January 1, 2012. PolyOne’s audited consolidated statement of income for the year ended December 31, 2012 has been combined with Spartech’s audited consolidated statement of operations for the fiscal year ended November 3, 2012. PolyOne’s fiscal year ends on December 31 and Spartech’s fiscal year ends on the Saturday closest to October 31.

The historical consolidated financial statements of PolyOne and Spartech have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events and adjustments that are (1) directly attributable to the Spartech acquisition, including the portion of the issuance of our Senior Notes related to the acquisition, (2) factually supportable, (3) with respect to the unaudited condensed combined pro forma statement of operations, expected to have a continuing impact on the combined results and (4) with respect to Spartech’s historical statement of operations, excludes the impact of discontinued operations. The unaudited pro forma condensed combined statements should be read in conjunction with the accompanying notes.

In addition, the unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of PolyOne and Spartech.

•

Historical consolidated financial statements of PolyOne as of and for the year ended December 31, 2012 and the related notes included in PolyOne’s Annual Report on Form 10-K for the year ended December 31, 2012.

•	Historical consolidated financial statements of Spartech as of and for the year ended November 3, 2012 and the related notes, which are incorporated by reference into this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the date indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles which are subject to change and interpretation. Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments presented are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements and will be revised as additional information becomes available and additional analysis is performed. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

Acquisition related transaction costs such as legal, advisory, valuation and other professional fees are not included as a component of consideration transferred but are expensed as incurred. Pre-tax transaction costs associated with the acquisition totaled $15.4 million, of which $1.3 million and $2.0 million have been expensed in PolyOne’s and Spartech’s historical consolidated financial statements, respectively. The remaining $12.1 million of transaction costs, $7.5 million, net of tax, has been reflected as a reduction to retained earnings. Additionally, the unaudited pro forma condensed combined balance sheet reflects the bridge loan deferred financing costs of $1.2 million, net of tax; Spartech’s debt related make-whole fees of $6.4 million, net of tax; Spartech replacement equity awards expense acceleration of $0.7 million, net of tax; and $5.0 million of Spartech’s executive severance, net of tax, as a reduction to retained earnings. A statutory tax rate of 38% has been applied to such costs. These items are not presented in the pro forma condensed combined statement of operations because they are directly attributable to the transaction and will not have a continuing impact on the consolidated results of the combined company.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, the costs to combine the operations of PolyOne and Spartech, or any planned share repurchases by PolyOne of its common stock issued in connection with this acquisition.

Note 2: Purchase Consideration

Based on the closing price of PolyOne’s common stock on March 13, 2013, the purchase price was comprised of the following (in millions, except stock price and share data):

Spartech shares outstanding	31.2
Spartech restricted stock units	0.2

Spartech shares to be converted	31.4
Exchange ratio	0.3167

PolyOne shares issued	10.0
PolyOne closing stock price	$25.05

Total value of PolyOne shares issued	249.4
Cash consideration transferred to Spartech shareholders	83.9
Fair value of Spartech equity awards, net of deferred tax benefits	2.4	*

Total consideration transferred to Spartech equity holders	$335.7
Spartech revolver loan repaid at close	22.1	**
Spartech notes repaid at close (including make-whole and interest payable)	112.5	**

Total consideration transferred to debt and equity holders	$470.3

*	In accordance with ASC 718, Compensation — Stock Compensation, the fair value of replacement awards attributable to pre-combination service is recognized as part of purchase consideration. The $2.4 million represents the fair value of Spartech replacement equity awards of $3.9 million net of deferred tax benefits of $1.5 million. The fair value of awards attributable to post-combination service amounted to $2.7 million and will be recognized as stock based compensation over their requisite service periods within PolyOne’s Consolidated Statements of Income.
**	In accordance with the provisions of Spartech’s senior notes due 2016 and its credit facility, upon a change in control, any amounts outstanding, including make-whole provisions and accrued interest, are required to be repaid. The amounts reflected herein represent the amount of principal and interest outstanding and reflected in Spartech’s historical balance sheet as of November 3, 2012 of $124.3 million and $10.3 million make-whole provision.

Note 3: Estimated Purchase Price Allocation

The following table summarizes the preliminary purchase price allocation based on our preliminary estimate of fair value (in millions):

Total estimated purchase consideration transferred	$470.3
Book value of net assets acquired	(180.0)
Elimination of Spartech historical goodwill and intangible assets	58.7
Fair value adjustments to other intangible assets	(45.2	) (a)
Fair value adjustments to inventories	(7.3)
Fair value adjustments to property	(99.2)
Adjustment to deferred tax liabilities to reflect fair value adjustments	53.4
Repayment of Spartech senior notes (including make-whole and interest payable) and revolver loan	(134.6)
Write-off of historical Spartech deferred financing costs	3.2

Estimated goodwill	$119.3

The entire purchase price allocation shown above is based on PolyOne’s preliminary estimates of fair value of Spartech’s assets and liabilities, excluding any assessment for probable loss contingencies, such as legal, tax and environmental contingencies, as PolyOne does not currently have sufficient information to estimate the fair value. Once sufficient information is available and final valuations are performed, the purchase price allocation may differ materially from the estimates noted above.

(a)	Intangible assets – The following table summarizes the preliminary intangible asset fair values and useful lives which are subject to change upon completion of the final valuation.

(in millions)	Fair Value	Useful Life	Valuation Method
Technology	27.3	7 years	Relief-from royalty
Customer Relationships	17.9	20 years	Multi-period excess earnings

	$45.2

Note 4: Description of Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include the following pro forma adjustments to reflect (1) the effects of the acquisition and the portion of the issuance of PolyOne’s Senior Notes that were used in connection with the acquisition, 2) the preliminary allocation of the purchase price, including adjusting assets and liabilities to estimated fair value, with related changes in costs and expenses and (3) with respect to Spartech’s historical statement of operations, exclude the impacts of discontinued operations.

Adjustments to the unaudited pro forma condensed combined balance sheet

(a)	Sources and uses of funds (in millions):

Sources of funds:
Senior Notes	$250.0

Uses of funds:
Bridge loan deferred financing fees	3.2
Repayment of Spartech outstanding senior notes and revolving credit facility, including accrued interest of $1.0 million	124.3
Make-whole fees on Spartech senior notes	10.3
Cash consideration to shareholders of Spartech common stock at $2.67 per share	83.9
Spartech incentive payouts due upon change in control	0.8
Estimated Senior Notes financing fees related to the acquisition due at close	4.8
Transaction costs	15.4

Total estimated uses of funds	242.7

Net increase to cash	$7.3

(b)	Reflects the step-up of inventory to fair value.

(c)	On February 28, 2013, PolyOne issued $600.0 million aggregate principal amount of Senior Notes. Of the $600.0 million of gross proceeds, $250.0 million was used to fund the Spartech acquisition, including the repayment of certain Spartech debt. The remaining proceeds were used to repay our senior secured term loan and to fund our U.S. qualified pension plan. The Senior Notes have been classified as long-term based upon their terms.

The unaudited pro forma condensed combined financial statements reflect the senior unsecured bridge loan commitment of $250.0 million (Bridge Loan) PolyOne had obtained in connection with the acquisition of Spartech expiring unused. The Company had incurred $3.2 million of debt issuance costs in securing the Bridge Loan and expensed $1.3 million in 2012. Accordingly, the remaining unamortized deferred financing fees of $1.9 million have been written off as an adjustment to retained earnings ($1.2 million, net of tax).

The following summarizes debt-related and other pro forma balance sheet adjustments:

Adjustments to other current assets:

Write-off of Spartech’s historical short-term deferred financing costs, related to the debt repaid at close	$(1.2)
Write-off of Bridge Loan deferred financing fees	(1.9)
Deferred tax asset associated with the fair value of Spartech’s replacement awards and the acceleration of certain awards	2.0
Deferred tax asset associated with Spartech executive severance costs	3.0

Net adjustment to other current assets	$1.9

Adjustments to other non-current assets:

Write-off of Spartech historical long-term deferred financing costs	$(2.0)
Estimated deferred financing costs incurred in connection with our Senior Notes	4.8

Net adjustment to other non-current assets related to deferred financing costs	$2.8

Adjustment to short-term debt, including current portion of long-term debt:

Repayment of Spartech’s historical current portion of long-term debt	$(22.1)

Adjustment to accrued expenses:

Spartech incentive payouts paid upon closing	$(0.8)
Repayment of accrued interest on historical Spartech debt	(1.0)
Reduction in taxes payable related to certain non-recurring charges reflected in retained earnings	(9.2)
Payment of historical accrued transaction costs	(3.3)
Spartech executive severance accrual	8.0

Net adjustment to accrued expenses	$(6.3)

Adjustment to long-term debt:

Repayment of Spartech debt:	$(101.2)
Portion of Senior Notes issued in connection with the acquisition	250.0

Net adjustment to long-term debt	$148.8

(d)	Reflects the step-up of property to fair value.

(e)	Reflects the net adjustment related to the elimination of Spartech’s historical goodwill of $47.5 million and recording the excess of the estimated purchase price consideration over the estimated fair value of net assets acquired of $119.3 million.

(f)	Reflects the elimination of Spartech’s historical intangible assets of $11.2 million and recording the preliminary estimate of fair value of intangible assets acquired of $45.2 million.

(g)	Reflects the adjustment to deferred taxes related to the fair value adjustments of acquired assets included in the purchase price. Tax impacts were estimated using a statutory rate of 38%.

(h)	The historical shareholders’ equity of Spartech has been eliminated. The total shareholders’ equity of the combined company has increased over historical PolyOne amounts by the value of the common stock issued as part of the acquisition. PolyOne issued $253.3 million of common stock and replacement equity awards as part of the purchase price consideration transferred.

The table below summarizes the adjustments to equity for purposes of these unaudited condensed combined pro forma financial statements (in millions):

	Shareholders’ Equity
	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Common Stock Held In Treasury	Accumulated Other Comprehensive Income (Loss)	Net Impact on Equity
Elimination of Spartech historical equity	$(24.8)	$(203.1)	$8.4	$44.5	$(5.0)	$(180.0)
PolyOne shares issued	—	136.6	—	116.7	—	253.3
Bridge loan deferred financing costs, net of tax			(1.2)	—	—	(1.2)
Spartech executive severance, net of tax ***	—	—	(5.0)	—	—	(5.0)
Spartech equity awards expense acceleration ***		—	(0.7)	1.2		0.5
Spartech debt make-whole fees, net of tax	—	—	(6.4)	—	—	(6.4)
Transaction costs, net of tax	—	—	(7.5)	—	—	(7.5)

Total pro forma adjustments	$(24.8)	$(66.5)	$(12.4)	$162.4	$(5.0)	$53.7

***	Certain Spartech executive deferred compensation plans included a provision for acceleration and vesting of any outstanding equity awards upon termination with change in control. Accordingly, $5.0 million, net of tax, of Spartech executive severance costs and $0.7 million, net of tax, of expense related to acceleration of equity awards were reflected as a reduction of retained earnings as such costs are directly attributable to the acquisition and will not have a continuing impact on the combined company.

(i)	Reflects the elimination of accounts receivable, $0.3 million, and accounts payable, $0.3 million, between Spartech and PolyOne. In addition, accounts payable decreased $3.2 million related to the Bridge Loan commitment fee that was paid at closing.

Adjustments to the unaudited pro forma condensed combined statement of operations

As discussed in Note 1, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 gives effect to PolyOne’s acquisition of Spartech as if it occurred on January 1, 2012. Such adjustments are as follows:

(j)	Reflects the elimination of sales and costs of sales from transactions between Spartech and PolyOne.

(k)	Reflects the adjustment to historical Spartech depreciation expense based upon our preliminary valuation and estimated useful lives of fixed assets.

(l)	Adjustments to selling and administrative expense are as follows:

Elimination of Spartech’s historical intangible asset amortization	$(1.7)
Non-recurring Spartech stock compensation expense from accelerated vesting due to the acquisition, recognized in Spartech’s historical financial statements	(4.9)
Non-recurring transaction costs recognized in Spartech’s historical financial statements	(2.0)
Non-recurring transaction costs recognized in PolyOne’s historical financial statements	(1.3)
Estimated intangible asset amortization, as described in Note 3	4.6
Estimated post-combination stock expense related to Spartech replacement awards	0.4

Net decrease to selling and administrative expense	$(4.9)

(m)	Deferred financing costs related to PolyOne’s Senior Notes will be amortized over their ten-year term. The following adjustments were made to interest expense:

Elimination of historical Spartech interest expense and debt financing costs, related to debt repaid at close	$11.9
Elimination of historical PolyOne deferred financing costs, related to the Bridge Loan obtained in connection with the announced acquisition, but expired upon the issuance of the Senior Notes	1.3
Senior Notes interest expense and amortization of deferred financing costs	(13.6)

Net increase to interest expense, net	$(0.4)

The effect of a 0.125% increase or decrease in interest expense has not been provided as the Senior Notes have a fixed rate of 5.25%.

(n)	Reflects the recognition of income taxes on the pro forma adjustments using a statutory income tax rate of 38%. The actual effective tax rate of the combined company could differ.

(o)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined weighted average basic and diluted shares. The historical weighted average basic and diluted shares of Spartech are assumed to be replaced by the shares issued by PolyOne at an exchange ratio of 0.3167 per Spartech share. The weighted average basic and diluted shares have not been adjusted for any future planned share repurchases by PolyOne of its common stock or any change in historical equity instruments excluded from Spartech’s calculation of outstanding diluted shares because such shares had an anti-dilutive impact to historical earnings per share.

Note 5: Accounting Policies

PolyOne has begun performing a review between the accounting policies of the two companies. Upon completion of this review, PolyOne may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, PolyOne is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements.

Note 6: Inventory

The unaudited pro forma condensed combined statements of operations for the Spartech acquisition do not include an adjustment to reflect an increase in cost of sales for the adjustment of inventory to its estimated fair value as of the acquisition date as this adjustment will not have a continuing impact on the consolidated results of the combined company.